Exhibit 4.2

2019 Notes Unit Agreement Joinder

April 1, 2015

Dynegy Inc., a Delaware corporation (the “Company”) hereby agrees as successor in interest to Dynegy Finance II, Inc., a Delaware corporation (“Finance II”), to be bound by the terms and provisions attributable to an Issuer of the Unit Agreement, dated as of October 27, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “2019 Notes Unit Agreement”), among Finance II, Dynegy Finance I, Inc. and Wilmington Trust, National Association, as Unit Agent, and to assume and be bound to perform all obligations of an Issuer thereunder.  By executing and delivering this Unit Agreement Joinder, the Company hereby becomes a party to the 2019 Notes Unit Agreement as an Issuer thereunder.  Unless the context otherwise requires, all references to “Finance II” in the 2019 Notes Unit Agreement shall refer to the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this counterpart as of the date first set forth above.

Dynegy Inc., as an Issuer

By:	/s/ Robert C. Flexon
	Name:	Robert C. Flexon
	Title:	President & Chief Executive Officer

Dynegy Finance I, Inc., as an Issuer

By:	/s/ Clint C. Freeland
	Name:	Clint C. Freeland
	Title:	Executive Vice President & Chief Financial Officer